Exhibit 5.1

June 6, 2011

AIVtech International Group Co.
1305 East, Hightech Plaza, Phase 2, Tian’an Cyber Park
Futian District, Shenzhen City, Guangdong Province
People’s Republic of China

Gentlemen:

You have requested our opinion, as counsel for AIVtech International Group Co., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

This Registration Statement relates to the resale by the selling stockholders identified in this prospectus of up to 2,814,935 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 2,513,334 shares of our common stock issued in a private placement, (ii) 251,334 shares of common stock issuable upon exercise of the investor warrants, at an exercise price of $4.00 per share (the “Investor Warrants”), and (iii) 50,267 shares of our common stock issuable upon exercise of the placement agent warrants (the “Placement Agent Warrants,” and collectively, the “Warrants”).

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the common stock to be sold by the selling shareholders, issuable upon the conditions contemplated in the Registration Statement, will be duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

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